Exhibit 10.1

Execution Copy

September 30, 2024

Sherry Rexroad

7 Wyckoff Lane

Flemington, NJ 08822

Dear Sherry:

On behalf of Piedmont Office Realty Trust, Inc. (the “Company” or “Piedmont”), we are pleased to offer you the full-time position of Chief Financial Officer of the Company, reporting to C. Brent Smith, President & CEO. As discussed, you will initially be employed from your start date through November 7, 2024 as Executive Vice President, Finance. You will then be appointed to the role of Chief Financial Officer effective November 8, 2024. We feel that you will be a valuable addition to Piedmont and look forward to having you as a part of our team. We are confident you will find Piedmont an employee-focused organization that will support you in achieving your professional goals. Outlined below are the details of our offer of employment.

Location: Your principal place of employment will be at our corporate office/headquarters in Atlanta, Georgia, subject to business travel as needed to properly fulfill your employment duties and responsibilities.

Start Date: Subject to satisfaction of all of the conditions described in this letter, this offer is based on a mutually acceptable start date of October 1, 2024 (the “Start Date”).

Compensation: Upon employment, you will be paid a bi-weekly salary of $18,269.23 less applicable taxes and deductions, which is equivalent to an annual salary of $475,000. Effective January 1, 2025, you will be paid a bi-weekly salary of $19,230.76 less applicable taxes and deductions, which is equivalent to an annual salary of $500,000. All other future salary determinations will be made at the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Committee”). This position is considered exempt for purposes of federal wage and hour law, which means you are not eligible to receive overtime compensation for hours worked in excess of 40 in a given workweek.

Incentive Bonus: During your employment you will be eligible to earn an annual bonus in accordance with the terms of Piedmont’s annual incentive program, as in effect from time to time. Your initial target bonus will be 100% of base salary and your initial maximum bonus opportunity will be 150% of base salary. Your incentive bonus for the 2024 fiscal year will be prorated to reflect your employment for three out of 12 months of the fiscal year.

Relocation Bonus: To support your relocation to the Atlanta area, you will receive a relocation bonus in the amount of $50,000, subject to all applicable taxes, payable on the first bi-weekly payroll date after your employment with Piedmont begins.

Sherry Rexroad

September 30, 2024

Employee Benefit Plans: We offer a comprehensive benefits package. Detailed benefits information is enclosed. You are eligible for benefits coverage beginning with the first day of employment, provided all necessary paperwork is completed and returned to Human Resources in a timely manner.

Equity-Based Compensation: The Company sponsors the Second Amended and Restated 2007 Omnibus Incentive Plan (the “OIP”) in which you will be eligible to participate and receive annual grants after your employment begins, as determined by the Committee (starting with the 2025 grant cycle). For the Company’s fiscal year 2025, you will receive annual equity awards relating to shares of Company common stock under the OIP having an aggregate target grant date value equal to $950,000, with (i) 40% of the value granted as deferred stock units that will vest and become nonforfeitable as to 25% of the units on each of the first four anniversaries of the grant date and (ii) 60% of the value granted in the form of a performance-based equity award that will vest and become nonforfeitable upon the completion of a three-year performance period.

In addition, and on the Start Date, you will receive a one-time equity award in the form of deferred stock units relating to shares of Company common stock with a grant date value of $600,000 under the OIP. The award will vest and become nonforfeitable as to 25% of the units on each of the first four anniversaries of the Start Date.

Equity awards granted to you under the OIP will be subject to the terms and conditions of the OIP and the applicable standard form of award agreement for executive officers of the Company.

Severance: Piedmont is an “at-will” employer and operates under the provision that employees have the right to resign their positions at any time, with or without notice, and with or without cause. We, the employer, have similar rights to terminate the employment relationship at any time, with or without cause. However, you will be entitled to severance benefits on termination of employment in certain circumstances in accordance with the Company’s Executive Severance Plan (which has been concurrently provided to you with this offer letter).

Vacation: You will be entitled to vacation and paid time-off (PTO) consistent with the Company’s vacation and PTO policies and plans, as in effect from time to time. Your vacation and PTO days will be pro-rated for the 2024 fiscal year.

Expenses: The Company will reimburse you for all reasonable business expenses incurred by you in the performance of your duties hereunder in accordance with the Company’s policies as in effect from time to time.

Company Policies: You will be subject to the Company’s policies and procedures, including regarding the protection of confidential information and intellectual property and potential conflicts of interest, in each case as amended by the Company from time to time.

Counterparts: This offer letter may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original but all such counterparts together will constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

Sherry Rexroad

September 30, 2024

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non- competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

If you accept this offer of employment, you will receive an email from Human Resources with a link to the candidate portal electronic I-9 system and login instructions, which is run by the company Ultimate Software. Section 1 of the electronic Form I-9 must be completed on or before the first day of employment. The law prohibits Piedmont from starting or continuing the employment of an individual who has not provided the required documents within the relevant time period.

Please carefully review the terms of this letter before signing and returning it to the Company. The Company will reimburse you for your reasonable and documented legal fees incurred in connection with the review and negotiation of this letter. Should you have questions concerning any of the information provided in this letter, or with regard to other provisions concerning your employment, please do not hesitate to contact me.

Best regards,

/s/ C. Brent Smith
C. Brent Smith
President & Chief Executive Officer

Position Accepted:

/s/ Sherry Rexroad	September 30, 2024

Signature	Date